Exhibit 10.43

Third Amendment and Extension to Lease Agreement between Jack Dymond Associates and Catalytica Energy Systems, Inc.

dated June 20, 2003.

THIRD AMENDMENT AND EXTENSION TO LEASE

DATED

JANUARY 1, 1993

BETWEEN

JACK DYMOND ASSOCIATES

AND

CATALYTICA ENERGY SYSTEMS, INC.

This Amendment and Extension to Lease is entered into this 7th day of April 2003 by and between Jack Dymond Associates (“Lessor”) and Catalytica Energy Systems, Inc. (“Lessee”).

WHEREAS, Lessor and Lessee agree to modify the Lease as follows:

1. Effective January 1, 2004 Lessee will terminate their occupancy of Building One (1), Building Two (2) and approximately 17,500 square feet of Building Three (3), located at 430 Ferguson Drive, Mountain View, California 94043. Lessee will continue to occupy approximately 17,500 square feet of Building Three (3) and approximately 15,000 square feet of Building Four (4) for a total of 32,500 square feet of lease space as described in Exhibit A attached hereto and made a part hereof (the “Demised Premises”). Lessee shall accept the Demised Premises in “as is” condition.

2. TERM: The term of the extended period will be for two (2) years beginning on January 1, 2004 and ending on December 31, 2006.

3. RENT: The monthly rent for the Demised Premises during the extended period will be Nineteen Thousand Five Hundred and 00/100 Dollars ($19,500.00) Triple Net (“NNN”) or $0.60 per square foot NNN.

4. SUBTENANT: It is understood and agreed by Lessor and Lessee that Lessor will not lease directly to Lessee’s subtenant, Cropsolutions, Inc. Therefore, on or before December 31, 2003 the subtenant space will be vacated and Lessee will remove all process equipment from subject space as provided for in the Lease between Lessor and Lessee.

5. OPTION(S): Lessee shall have two (2) options to extend the term for two (2) additional years each. The monthly rent during the first option period will be at $0.70 per square foot NNN while the monthly rent during the second option period will be based on the current “Fair Market Value” at that time.

6. QUIET ENJOYMENT: So long as Lessee pays all of the Rents due and performs all of its other obligations according to this Agreement, Lessor shall do nothing to impair Lessee’s right to peaceable and quietly have, hold and enjoy the Demised Premises. Should Lessor lease any of the space adjacent to or in close proximity to the Demised Premises, Lessor is obligated to assure the “Quiet Enjoyment” of Lessee. In the event that such adjacent or proximate space is leased to a tenant who significantly impairs the ability of Lessee to conduct its business in a reasonable manner without distraction, Lessor at its sole cost shall remedy the impairment at the request of and to the reasonable satisfaction of Lessee. Such remedy may include, at Lessee’s discretion, construction of a suitable wall or like barrier in conjunction with separate entrance facilities to eliminate the impairment or distraction.

7. Effective date of this Amendment to Lease shall be January 1, 2004.

8. All other terms and conditions of the Lease are hereby ratified and confirmed.

NOW THEREFORE, the parties agree that this Amendment modifies the terms and conditions of the Lease. In the event of any conflict between this Amendment and the Lease, the provisions of the Amendment shall govern.

IN WITNESS HEREOF, the parties hereto have executed there presents as of the day and year first above mentioned.

LESSOR:	JACK DYMOND ASSOCIATES

BY:	/s/ BETTY SEMICH
DATED:	June 20, 2003

LESSEE:	CATALYTICA ENERGY SYSTEMS, INC.

BY:	/s/ MIKE MURRY
DATED:	June 5, 2003